Exhibit 10.36

November 29, 2005

Mr. Bruce V. Thomas

21 Clarke Road

Richmond, VA 23226

Re:	Employee Retention Agreement

Dear Bruce:

Cadmus Communications Corporation (the “Corporation”) considers it essential to the best interests of its shareholders to foster the continuous employment of its key management personnel and that of its direct and indirect subsidiaries (collectively the “Cadmus Companies” or individually a “Cadmus Company”). In this connection, the Board of Directors of the Corporation (the “Board”) recognizes that the possibility of a change in control of the Corporation may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Corporation and its shareholders.

The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Cadmus Companies’ management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Corporation.

In order to induce you to remain in the employ of the Cadmus Companies, the Corporation agrees that you shall receive the severance benefits set forth in this letter agreement (the “Agreement”) in the event your employment with the Cadmus Companies is terminated under the circumstances described below subsequent to a Change in Control (as defined in Section 2) of the Corporation.

1. Certain Definitions.

(a) “Change in Control Period” means the period commencing on the date hereof and ending on the third anniversary of such date; provided, however, that commencing on the date one year after the date hereof, and on each anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), the Change in Control Period shall be automatically extended so as to terminate three years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Corporation shall give notice to you that the Change in Control Period shall not be so extended.

(b) “Effective Date” means the first date during the Change in Control Period (as defined in Section 1(a)) on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and if your employment with the Cadmus Companies is terminated prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by you that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change in Control, or (ii) otherwise arose in connection with or anticipation of the Change in Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such termination of employment.

Mr. Bruce V. Thomas

November 29, 2005

(c) “Employment Period” means the period commencing on the Effective Date and ending on the third anniversary of such date.

(d) “Date of Termination” means (i) if your employment with the Cadmus Companies is terminated by the Corporation for Cause or is terminated by you for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if your employment with the Cadmus Companies is terminated by the Corporation other than for Cause or Disability, the Date of Termination shall be the date on which the Corporation notifies you of such termination, and (iii) if your employment is terminated by reason of death or Disability, the Date of Termination shall be the date of your death or the Disability Effective Date, as the case may be.

(e) “Termination” means a notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated, and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date.

2. Change in Control. No benefits shall be payable hereunder unless there shall have been a Change in Control of the Corporation, as set forth below. For purposes of this Agreement, a “Change in Control” shall mean:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Corporation (the “Outstanding Cadmus Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Cadmus Voting Securities”). Notwithstanding the foregoing, the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Corporation, (ii) any acquisition by the Corporation, (iii) any acquisition by, or benefit distribution from, any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation, (iv) any acquisition pursuant to any compensatory stock option, stock purchase or other stock plan for employees, or (v) any acquisition pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii), and (iii) of Subsection (c) of this Section 2 are satisfied; or

(b) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board (with his predecessor thereafter ceasing to be a member); or

(c) Approval by the shareholders of the Corporation of the reorganization, merger, or consolidation of the Corporation unless, following such reorganization, merger, or consolidation, (i) more than 60% of the then outstanding shares of common stock and the then outstanding voting securities of the resulting corporation is then beneficially owned by all or substantially all of the beneficial owners, respectively, of the Outstanding Cadmus Common Stock and Outstanding Cadmus Voting Securities immediately prior to such reorganization, merger, or consolidation, (ii) no Person (excluding (A) the Corporation, (B) any employee benefit plan (or related trust) of the Corporation or such corporation resulting

Mr. Bruce V. Thomas

November 29, 2005

from such reorganization, merger, or consolidation, and (C) any Person beneficially owning, immediately prior to such reorganization, merger, or consolidation, 20% or more of the Outstanding Cadmus Common Stock or Outstanding Cadmus Voting Securities, as the case may be) beneficially owns 20% or more of the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities of the resulting corporation, and (iii) at least a majority of the members of the board of directors of the resulting corporation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger, or consolidation; or

(d) Approval by the shareholders of the Corporation of (i) a complete liquidation or dissolution of the Corporation, or (ii) the sale or other disposition of all or substantially all of the assets of the Corporation other than to a corporation with respect to which, following such sale or other disposition, (A) more than 60% of the outstanding shares of common stock and the then outstanding voting securities of such corporation is beneficially owned by all or substantially all of the beneficial owners, respectively, of the Outstanding Cadmus Common Stock and Outstanding Cadmus Voting Securities immediately prior to such sale or disposition; (B) no Person (excluding (I) the Corporation, (II) any employee benefit plan (or related trust) of the Corporation or such corporation, and (III) any Person beneficially owning, immediately prior to such sale or other disposition, 20% or more of the Outstanding Cadmus Common Stock or Outstanding Cadmus Voting Securities, as the case may be) beneficially owns 20% or more of the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities of such corporation, and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such sale or other disposition of the assets of the corporation.

3. Employment Period. Except as provided in Section 4 below, the Corporation hereby agrees to continue, or cause to be continued, your employment with the Cadmus Companies for the Employment Period.

4. Termination of Employment.

(a) Your employment with the Cadmus Companies shall terminate automatically upon your death during the Employment Period.

(b) If, as a result of your incapacity due to physical or mental illness (as determined by the Corporation), you shall have been absent from the full-time performance of your duties with the Cadmus Companies for six (6) consecutive months (your “Disability”), the Cadmus Company by which you are then employed may give you written notice of its intention to terminate your employment. In such event, your employment with the Cadmus Companies shall terminate effective on the 30th day after your receipt of such notice (the “Disability Effective Date”), provided that within 30 days after your receipt of such notice you have not returned to full-time performance of your duties.

(c) Your employment with the Cadmus Companies may be terminated by the Corporation during the Employment Period with or without Cause. For purposes hereof, “Cause” shall mean (i) the willful and continued failure by you to substantially perform your duties with the Cadmus Companies (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by you for Good Reason (as defined in Section 4(d)), after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, (ii) the willful engagement by you in conduct which is demonstrably and materially injurious to the Cadmus Companies, monetarily or otherwise, or (iii) your conviction of a felony involving

Mr. Bruce V. Thomas

November 29, 2005

moral turpitude. For purposes of this subsection, no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Cadmus Companies.

(d) You may terminate your employment with the Cadmus Companies during the Employment Period for any reason, including without limitation Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(i) the assignment to you of any duties inconsistent with the position (including status, offices, titles, and reporting requirements) or authority in the Cadmus Companies that you held immediately prior to the Change in Control, or a significant adverse alteration in the nature or status of your responsibilities or the conditions of your employment from those in effect immediately prior to such Change in Control;

(ii) a reduction by the Corporation in your annual salary as in effect on the date hereof or as the same may be increased from time to time;

(iii) if your principal office location is at the Corporation’s principal executive offices immediately prior to the Change in Control, the relocation of the Corporation’s principal executive offices to a location outside the Richmond Metropolitan Area, or if your principal office location is not at the Corporation’s principal executive offices immediately prior to the Change in Control, the Corporation’s requiring you to be based anywhere other than your principal office location immediately prior to the Change in Control except for required travel on the Cadmus Companies’ business to an extent substantially consistent with your present business travel obligations;

(iv) except in the event of reasonable administrative delay, the failure by the Cadmus Companies to pay to you any portion of your current compensation or to pay to you any portion of an installment of deferred compensation under any deferred compensation program of the Cadmus Companies within seven (7) days of the date such compensation is due;

(v) the failure by the Cadmus Companies to continue in effect for you any compensation plan in which you participate immediately prior to the Change in Control that is material to your total compensation or any substitute plan adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Cadmus Companies to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as it existed at the time of the Change in Control;

(vi) the failure by the Cadmus Companies to continue to provide you with benefits substantially similar to those enjoyed by you under any of the Cadmus Companies’ life insurance, medical, health and accident, or disability plans in which you were participating at the time of the Change in Control, the taking of any action by any Cadmus Company which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit enjoyed by you at the time of the Change in Control, or the failure by the Cadmus Companies to provide you with the number of paid

Mr. Bruce V. Thomas

November 29, 2005

vacation days to which you are entitled on the basis of years of service with the Cadmus Companies in accordance with the normal vacation policy of the Cadmus Company employing you in effect at the time of the Change in Control;

(vii) the failure of the Corporation to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 6 hereof;

(viii) any purported termination of your employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection (e) hereof (and, if applicable, the requirements of Subsections (b) and (c) hereof), which purported termination shall not be effective for purposes of this Agreement; or

(ix) so long as no Cause for your termination by the Corporation exists (or would exist assuming the Board made a determination of Cause), a voluntary cessation by you of your employment for any reason during the 60-day period commencing on the first anniversary of the occurrence of the Change in Control.

For purposes of this subsection, any good faith determination of “Good Reason” made by you shall be conclusive. In addition, your right to terminate your employment pursuant to this subsection shall not be affected by your incapacity due to physical or mental illness and your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

(e) Any purported termination of your employment with the Cadmus Companies by the Corporation or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 8.

5. Compensation upon Termination during the Employment Period. Following a Change in Control, you shall be entitled to the following benefits upon termination of your employment with the Cadmus Companies provided that such termination occurs during the Employment Period:

(a) If your employment is terminated by reason of your death during the Employment Period, this Agreement shall terminate without further obligations to your legal representatives under this Agreement, other than for (i) payment of your annual salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and the amount, if any, of any bonus or incentive compensation theretofore earned which has not yet been paid, and (ii) all other amounts to which you are entitled under any compensation plan or any other plan, policy, or arrangement of the Cadmus Companies, at the time such payments are due.

(b) During any period that you fail to perform your full-time duties with the Cadmus Companies as a result of incapacity due to physical or mental illness, you shall continue to receive, until this Agreement is terminated pursuant to Section 4(b) hereof, your annual salary at the rate in effect at the commencement of any such period and the amount, if any, of any bonus or incentive compensation earned during such period, together with all compensation payable to you under any long-term disability plan maintained by the Cadmus Companies in your name or for your benefit or other similar plan during such period. Thereafter, your benefits shall be determined under the retirement, insurance and other compensation programs of the Cadmus Companies in which you participate in accordance with the terms of such programs; however, your receipt of benefits under any long-term disability plan maintained by the Cadmus Companies in your name or for your benefit will not be affected by your termination under this Agreement.

Mr. Bruce V. Thomas

November 29, 2005

(c) If, during the Employment Period, your employment with the Cadmus Companies shall be terminated by the Corporation for Cause or by you other than for Good Reason, you shall be entitled to your annual salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and the amount, if any, of any bonus or incentive compensation theretofore earned which has not yet been paid, plus all other amounts to which you are entitled under any compensation plan of the Cadmus Companies at the time such payments are due, and the Cadmus Companies shall have no further obligations to you under this Agreement.

(d) If, during the Employment Period, your employment with the Cadmus Companies shall be terminated by you for Good Reason or by the Corporation other than for Cause, death, or Disability, then you shall be entitled to the benefits provided below:

(i) the Corporation shall pay to you your annual salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and the amount, if any, of any bonus or incentive compensation theretofore earned which has not yet been paid, no later than the fifth day following the Date of Termination, plus all other amounts to which you are entitled under any compensation plan of the Cadmus Companies, at the time such payments are due;

(ii) in lieu of any further salary or bonus payments to you for periods subsequent to the Date of Termination, you shall be paid as severance pay to you, at the time and in the manner specified in Subsection (e), a severance payment (the “Severance Payment”) equal to the product of (A) your Base Salary (as defined in Section 5(g) hereof), and (B) 2.99 (the “Payment/Benefit Factor”); provided, however, that in no event shall such amount exceed the amount of your Base Salary (as defined in Section 5(g)), on an undiscounted basis, which you would have received had you remained in the employ of the Cadmus Companies until your “Normal Retirement Date” (as defined in the Corporation’s Pension Plan (or any successor thereto) (the “Pension Plan”));

(iii) a separate lump-sum supplemental retirement benefit (the amount of such benefit shall be hereinafter referred to as the “Supplemental Retirement Amount”) equal to the difference between (A) the actuarial equivalent (utilizing for this purpose the actuarial assumptions utilized in determining benefit cash-outs with respect to the Corporation’s Pension Plan during the 90-day period immediately preceding the Effective Date) of the benefit payable under the Pension Plan and any supplemental and/or excess benefit plan of the Corporation providing benefits for you (the “SERP”) which you would receive if your employment continued at the compensation level in effect at the Date of Termination for the remainder of the Employment Period, assuming for this purpose that all accrued benefits are fully vested and that benefit accrual formulas are no less advantageous to you than those in effect during the 90-day period immediately preceding the Effective Date, and (B) the actuarial equivalent (utilizing for this purpose the actuarial assumptions utilized in determining benefit cash outs with respect to the Pension Plan during the 90-day period immediately preceding the Effective Date) of your actual vested benefit (paid or payable), if any, under the Pension Plan and the SERP;

Mr. Bruce V. Thomas

November 29, 2005

(iv) except as provided in (iii) above, your participation in, and terminating distribution and vested rights under, the Corporation’s Pension Plan and other plans of deferred compensation of the Cadmus Companies shall be governed by the terms of those respective plans;

(v) the Corporation shall pay to you all legal fees and expenses incurred by you as a result of such termination, including all such fees and expenses, if any, incurred in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) to any payment or benefit provided hereunder;

(vi) for a period of years (or portion thereof) (the “Payment Period”) equal to the Payment/Benefit Factor after such termination or until your “Normal Retirement Date” (as defined in the Corporation’s Pension Plan), whichever first occurs, the Corporation shall arrange to provide you with life, disability, accident and group health insurance benefits substantially similar to those which you were receiving under the welfare programs of the Cadmus Companies immediately prior to the Notice of Termination. Benefits otherwise receivable by you pursuant to this clause (vi) shall be reduced to the extent comparable benefits are actually received by you from any source (including a subsequent employer) during such period following your termination, and any such benefits actually received by you shall be reported to the Corporation;

(vii) for a period of twelve (12) months following such termination, the Corporation shall pay the expenses of such outplacement services as you may require, with such services to be performed by such agency as the Corporation shall designate; and

(viii) in the event that the payments and benefits provided to you, or for your benefit, under this Agreement (determined without regard to the Gross-Up Payment described below) or under any other plan or agreement which become payable or are taken into account as “parachute payments” within the meaning of Section 280G of the Code as a result of a Change in Control or your termination of employment relating thereto (the “Total Parachute Payments”) would result in your being entitled to “excess parachute payments” as defined in Section 280G of the Code, you shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by you of all taxes (including any interest or penalties incurred by you with respect to such taxes), including, without limitation, any federal, state and local income taxes, any employment taxes, and the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest or penalties relating to such excise tax, are hereinafter collectively referred to as the “Excise Tax”), you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Parachute Payments calculated assuming no portion of any award under the Corporation’s FY 2005-2007 Executive Long-Term Incentive Plan is a parachute payment and thus assuming no Excise Tax and no Gross-Up Payment are due with respect to any such award. All determinations regarding the additional payment called for in this clause (viii) shall be made by tax counsel selected by the Corporation and shall be based on the maximum applicable marginal tax rates for each year in which such payments and benefits shall be paid or provided to you or for your benefit (based upon the rate in effect for such year at the time of the first payment of the foregoing and, as appropriate as determined by such tax counsel, the taxable wage base for employment tax purposes).

Mr. Bruce V. Thomas

November 29, 2005

(e) The payment provided for in Subsection (d)(ii), shall be made in a lump-sum not later than the 30th day following the Date of Termination. Notwithstanding anything contained in this Subsection (e) or in Subsection (d)(ii), you may elect to receive, in lieu of a lump-sum Severance Payment, the benefits described in Subsection (d)(ii) in equal monthly installments commencing on the first day of the month following the Date of Termination and ending on the first to occur of (A) the first day of the last month within the Payment Period, or (B) the first day of the month in which occurs your “Normal Retirement Date” (as defined in the Corporation’s Pension Plan).

(f) Except as provided in Subsection (d)(vi) hereof you shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 5 be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to any Cadmus Company, or otherwise.

(g) For purposes of this Agreement, your “Base Salary” shall mean the greater of (i) your annual salary and target annual bonus (exclusive of any long term incentive compensation) for performance during the Corporation’s fiscal year in which this Agreement is executed, or (ii) your annual salary and target annual bonus (exclusive of any long term incentive compensation) for performance during the Corporation’s fiscal year in which a Change in Control occurs.

6. Successors: Binding Agreement.

(a) This Agreement is personal to you and without the prior written consent of the Corporation shall not be assignable by you otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of, and be enforceable by, your legal representatives.

(b) This Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns.

(c) The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. As used in this Agreement, “Corporation” shall mean the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

7. Resolution of Disputes. If there shall be any dispute between the Corporation and you (i) in the event of any termination of your employment with the Cadmus Companies by the Corporation, whether such termination was for Cause, or (ii) in the event of any termination of employment with the Cadmus Companies by you, whether Good Reason existed, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was for Cause or that the determination by you of the existence of Good Reason was not made in good faith, the Corporation shall pay all amounts, and provide all benefits, to you and/or your family or other beneficiaries, as the case may be, that the Corporation would be required to pay or provide pursuant to Section 5(d) as though such termination were by the Corporation without Cause or by you with Good Reason; provided,

Mr. Bruce V. Thomas

November 29, 2005

however, that the Corporation shall not be required to pay any disputed amounts pursuant to this Section 7 except upon receipt of an undertaking by or on behalf of you to repay all such amounts to which you are ultimately adjudged by such court not to be entitled.

8. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notice to the Corporation shall be directed to the attention of the Board with a copy to the Secretary of the Corporation, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

9. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(b) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(c) The Corporation may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(d) Your or the Corporation’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right you or the Corporation may have hereunder, including, without limitation, your right to terminate your employment for Good Reason pursuant to Section 4(d) or the Corporation’s right to terminate your employment for Cause pursuant to Section 4(c), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(e) You and the Corporation acknowledge that, except as may otherwise be provided under any other written agreement between you and the Corporation, your employment by the Cadmus Companies is “at will” and if, prior to the Effective Date, your employment with the Cadmus Companies terminates, then you shall have no rights under this Agreement.

(f) Prior to the Effective Date, this Agreement may be amended, modified, or terminated by the Corporation, which amendment, modification, or termination shall be binding and effective without any requirement for notification of, or consent by, you; provided, however, that, unless there exists Cause (as defined in Section 4(c)) for your termination of employment at the time of such amendment, modification or termination, any amendment, modification or termination which is effected without your written consent within six (6) months prior to the occurrence of a Change in Control or within six (6) months prior to the execution of, or during the effectiveness of, a definitive agreement relating to a Change in Control shall be ineffective and of no force and effect. On or after the Effective Date, this Agreement may not be amended, modified, or terminated otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

10. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants,

Mr. Bruce V. Thomas

November 29, 2005

arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

11. Nonqualified Deferred Compensation Omnibus Provisions.

(a) Notwithstanding any other provision of this Agreement, it is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be nonqualified deferred compensation subject to Section 409A of the Code shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance.

(b) Notwithstanding any other provision of this Agreement, the Corporation is authorized to amend this Agreement, and may require any election made by you under this Agreement to be voided and/or a delay in the payment of any monies and/or provision of any benefits at its expense in such manner as may be determined by the Corporation to be necessary or appropriate to comply, or to evidence or further evidence required compliance, with Section 409A of the Code (including any transition or grandfather rules thereunder). For example, if your separation from service occurs without the occurrence of another permissible payment event under Section 409A of the Code (e.g., death, disability, or a change in ownership of the Corporation or any affiliate or in the ownership of a substantial portion of the assets of the Corporation or any affiliate, as defined for purposes of Section 409A of the Code) and if you are a key employee of the Corporation or any affiliate and the stock of the Corporation or such affiliate is publicly traded on an established securities market as provided in Section 409A(a)(2)(B)(i) of the Code, then payment of any amount or provision of any benefit under this Agreement which is considered to be nonqualified deferred compensation subject to Section 409A of the Code shall be deferred until (6) six months after your separation from service (the “409A Deferral Period”). In the event such payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled. In the event, benefits are required to be deferred, any such benefit may be provided during the 409A Deferral Period at your expense, with your having a right to reimbursement from the Corporation once the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled.

(c) Notwithstanding the time or payment otherwise provided in this Agreement, payment or provision of any benefit may be delayed for a reasonable period in the event the payment is not administratively practical due to events beyond the recipient’s control such as where the recipient is not competent to receive the benefit payment, there is a dispute as to amount due or the proper recipient of such benefit payment, or additional time is needed to calculate or determine the benefit.

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Corporation the enclosed copy of this letter, which will then constitute our agreement on this subject.

Mr. Bruce V. Thomas

November 29, 2005

Sincerely,

CADMUS COMMUNICATIONS CORPORATION

By	/s/ Thomas E. Costello
Name:	Thomas E. Costello
Title:	Chairman, Human Resources and
Compensation Committee

Accepted and agreed to:

/s/ Bruce V. Thomas
Bruce V. Thomas